Exhibit 99.1

SAIC Announces Financial Results for the First Quarter of Fiscal Year 2015

•	Revenues: $977 million ($962 million excluding revenues performed by former parent)

•	Diluted Earnings per Share: $0.69

•	Cash Flows Provided by Operations: $34 million

•	Quarterly Dividend: $0.28 per share dividend declared; payable on July 30, 2014

MCLEAN, Va., June 10, 2014/PRNewswire/ — Science Applications International Corporation (NYSE: SAIC), a technical, engineering and enterprise information technology company, today announced financial results for the first quarter ended May 2, 2014. SAIC commenced operations on September 27, 2013 (during the third quarter of fiscal 2014) following completion of a spin-off transaction from its former parent.

“SAIC started the year well with revenue and operating income consistent with last quarter and strong operating cash flow performance,” said Tony Moraco, SAIC Chief Executive Officer. “We continue to pursue efforts aligned with our strategy to protect and incrementally expand our revenue base while improving our operating margins. Our strong cash flow performance in the quarter strengthens our ability to execute our capital deployment strategy.”

Summary Operating Results

Revenues for the first quarter were $977 million ($962 million excluding revenues performed by former parent), compared to $1,139 million during the first quarter of the prior year ($1,107 million excluding revenues performed by former parent). Revenues contracted primarily due to the loss of the DISN Global Solutions program, decrease in logistics program activity largely related to in-theater force drawdown, lower material and subcontract revenues on Department of Defense contract vehicles, completion of a program to provide technical support to the Army Reserve and National Guard and the impact of one less productive day in the current quarter.

Operating income for the quarter was $59 million (6.1% of revenues excluding revenues performed by former parent), up from $52 million (4.7% of revenues excluding revenues performed by former parent) in the prior year period. Current year results include $1 million of severance expense as we continue to optimize our operating model. The increase in operating income was primarily driven by the absence in the current year of separation transaction and restructuring costs and current year net favorable changes in contract profit estimates. These impacts were partially offset by reduced income due to revenue contraction and completion of higher profit margin contracts.

Net income for the quarter was $34 million compared to $33 million in the prior year period. Despite incurring interest expense in the quarter on long-term debt obtained in conjunction with the spin-off completed in September 2013, net income remained consistent relative to the prior year quarter primarily due to the above-described impacts to operating income.

Diluted earnings per share was $0.69 for the first quarter. The weighted-average diluted shares outstanding during the quarter was 49.4 million shares.

Cash Generation and Capital Deployment

Cash flow provided by operating activities for the first quarter was $34 million, which was a $49 million improvement compared to the same period in the previous year. The improvement was largely due to strong current quarter customer collections and reduction in prepaid expenses. As of May 2, 2014, the Company had $237 million in cash and cash equivalents and $502 million in long-term debt.

In the quarter, SAIC deployed $39 million, consisting of $13 million in cash dividends and $26 million in share repurchases (approximately 685,000 shares) under the Company’s previously announced share repurchase program.

Quarterly Dividend Declared

Subsequent to quarter end, the Board of Directors authorized and declared a regular quarterly cash dividend of $0.28 per share payable on July 30, 2014, to stockholders of record on July 15, 2014. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the first quarter were approximately $910 million which reflects a book-to-bill ratio of 0.9. Notable awards received during the first quarter included:

Department of Homeland Security (DHS) EAGLE II: SAIC was selected by the DHS as a prime contractor on the Enterprise Acquisition Gateway for Leading Edge Solutions II (EAGLE II) contract. This contract enables SAIC to compete for a full range of information technology services on the Unrestricted Track of Functional Category 1. EAGLE II is a multiple award indefinite-delivery, indefinite-quantity contract vehicle that provides a $22 billion ceiling for all awardees to procure information technology services over the seven-year period of performance. Services provided through the EAGLE II contract vehicle will directly support the DHS mission in areas such as border security, entry/exit and protection of critical infrastructure. The contract is being novated to SAIC from Leidos Holdings, Inc. (SAIC’s former parent under which the proposal was submitted prior to separation).

Joint Force Development Services (JFDSS) JSJ7: SAIC will provide training, education and exercise solutions and services in support of the Joint Staff J-7 (JSJ7) Directorate, Combatant Commands, the military services, U.S. government agencies, and multinational partners. SAIC is one of seven companies awarded the Joint Force Development Services (JFDSS) indefinite-delivery/indefinite-quantity contract. The multiple-award contract has a five-year period of performance and total potential value of more than $800 million for all awardees. Work will be performed primarily in Arlington and Hampton Roads, Va.

Subsequent to the end of the quarter, the Company continued to receive incremental increases in contract awards, including:

United States Marine Corps (USMC) Assault Amphibious Vehicles Upgrade: The USMC Program Executive Office – Land Systems (PEO-LS) awarded SAIC a prime contract to engineer, design and test upgrades to 10 prototype and 52 low-rate initial production (LRIP) vehicles for the Legacy Assault Amphibious Vehicle (AAV) Personnel Carrier Variant Platform program. The multiple-award (two awardees), firm fixed-price contract has a ten-month period of performance and an initial contract value of $16 million to execute preliminary and critical design reviews. Additional options will be awarded to one of the two awardees for prototype vehicle build and testing followed by possible low rate initial production, resulting in a total contract value of more than $190 million over five years. Work will be performed primarily in Charleston, S.C.

The Company’s backlog of signed business orders at the end of the quarter was $6.6 billion. Negotiated backlog does not include any estimate of future task orders expected to be awarded under indefinite-delivery/indefinite-quantity, U.S. General Services Administration schedules or other master agreement contract vehicles.

About SAIC

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. EDT on June 10, 2014. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.877.941.8609 (toll-fee U.S.) or +1.480.629.9692 (International/Local) and entering passcode 4679946.

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC’s deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC’s approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Va., SAIC has annual revenues of about $4 billion. For more information, visit http://www.saic.com. For ongoing news, please visit our newsroom.

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as disruption to business operations, unanticipated expenses or a failure to realize the expected benefits of the spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of June 10, 2014. The Company expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Darson +1.703.676.8982, lauren.a.darson@saic.com

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended
	May 2, 2014	May 3, 2013
Revenues	$962	$1,107
Revenues performed by former parent	15	32

Total revenues	977	1,139
Costs and expenses:
Cost of revenues	881	1,010
Cost of revenues performed by former parent	15	32

Total cost of revenues	896	1,042
Selling, general and administrative expenses	22	29
Separation transaction and restructuring expenses	—	16

Operating income	59	52
Interest expense	5	—

Income before income taxes	54	52
Provision for income taxes	(20)	(19)

Net income	$34	$33

Weighted-average number of shares outstanding:
Basic	48.1	48.6
Diluted	49.4	49.7

Earning per share (EPS):
Basic	$0.71	$0.69
Diluted	$0.69	$0.67

The unaudited condensed consolidated and combined statement of income presented for the three months ended May 3, 2013 assumes that the Company completed a separation transaction from its former parent on February 1, 2013, which actually occurred on September 27, 2013. The statement of income for the three months ended May 3, 2013 is provided for illustrative and informational purposes only and is not intended to represent what the Company’s results of operations would have been had the separation been completed on February 1, 2013.

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(Unaudited, in millions)

	May 2, 2014	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$237	$254
Receivables, net	604	621
Inventory, prepaid expenses and other current assets	103	119

Total current assets	944	994
Property, plant and equipment, net	60	60
Goodwill	379	379
Other assets	12	14

Total assets	$1,395	$1,447

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$357	$387
Accrued payroll and employee benefits	124	149
Long-term debt and capital lease obligations, current portion	20	13
Other current liabilities	18	15

Total current liabilities	519	564
Long-term debt and capital lease obligations, net of current portion	482	489
Other long-term liabilities	20	17
Equity:
Common stock, $.0001 par value, 1 billion shares authorized, 48 million shares and 49 shares issued and outstanding as of May 2, 2014 and January 31, 2014, respectively.	—	—
Additional paid-in capital	325	349
Retained earnings	50	30
Accumulated other comprehensive loss	(1)	(2)

Total equity	374	377

Total liabilities and equity	$1,395	$1,447

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended
	May 2, 2014	May 3, 2013
Cash flows from operating activities:
Net income	$34	33
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5	3
Deferred income taxes	1	—
Stock-based compensation expense	9	9
Excess tax benefits from stock-based compensation	(1)	—
Increase (decrease) in cash resulting from changes in:
Receivables	17	(16)
Inventory, prepaid expenses and other current assets	17	11
Other assets	1	(1)
Accounts payable and accrued liabilities	(24)	(30)
Accrued payroll and employee benefits	(25)	(31)
Other long-term liabilities	—	7

Total cash flows provided by (used in) operating activities	34	(15)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(7)	(1)

Total cash flows used in investing activities	(7)	(1)
Cash flows from financing activities:
Dividend payments to stockholders	(13)	—
Issuances of stock	1	—
Stock repurchased and retired or withheld for taxes on vested restricted stock	(33)	—
Excess tax benefits from stock-based compensation	1	—
Net transfers from former Parent	—	16

Total cash flows (used in) provided by financing activities	(44)	16

Total decrease in cash and cash equivalents	(17)	—

Cash and cash equivalents at beginning of period	254	1

Cash and cash equivalents at end of period	$237	$1

The unaudited condensed consolidated and combined statement of cash flows presented for the three months ended May 3, 2013 assumes that the Company completed a separation transaction from its former parent on February 1, 2013, which actually occurred on September 27, 2013. The statement of cash flows for the three months ended May 3, 2013 is provided for illustrative and informational purposes only and is not intended to represent what the Company’s cash flows would have been had the separation been completed on February 1, 2013.

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited, in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. The Company segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which the Company is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery/indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedule or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	May 2, 2014	January 31, 2014
Funded backlog	$1,596	$1,639
Negotiated unfunded backlog	4,991	5,012

Total backlog	$6,587	$6,651